EXHIBIT 10.10

FHLBank San Francisco

AUDIT INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2005

PLAN PURPOSE

To optimize the Internal Audit Department’s performance in accomplishing Board approved goals.

PLAN OBJECTIVES

To motivate key Audit Department executives to exceed Audit Department and individual goals which directly support the audit plan and audit objectives. Attract and retain outstanding executives by providing a competitive total compensation program, including incentive award opportunity.

ELIGIBILITY

Participants are the incumbents in the Audit Department’s officer positions, including:

Senior Vice President

Vice President

Assistant Vice President

Participants must be employed by the Bank when payment is disbursed to be eligible for an incentive award for the current Plan year. Employees who participate in other incentive plans are not eligible to participate in this plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS, WEIGHTS, AND MEASURES

Incentive Goals

The incentive goals are based on the primary objectives set forth in the Audit Department’s 2005 plan. For each participant there are two Audit Department goals. The participants will also have one to three individual goals.

The two Audit Department goals for 2005 are as follows:

1.	Reduce redundancy of testing between regular operational/financial audits and Sarbanes-Oxley 404 required testing that Internal Audit will perform for management and the external audit.

2.	Evaluate several quantitative processes for developing risk assessments and report to the Audit Committee on whether they add value to the process, and implement the one with the most added value.

Incentive Goal Weights

The Audit Department and individual goals are weighted. The total weighted achievement for any one participant cannot exceed 200%.

Incentive Goal Achievement Measures

The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition
200% of target	The most optimistic achievement level based on reasonable business assumptions conditions.

150% of target	An optimistic achievement level based on expected business.

Target (100%)	Performance that is considered a target level of successful achievement.

Threshold (75%)	A threshold level of performance.

The 2005 goal weights and measures are:

Goal Weights				Goal Measures
Audit Goals	SVP	VP	AVP	(75%) Threshold	(100%) Target	(150%) Exceeds Target	(200%) Far Exceeds
Reduce redundancy of testing (Operational vs. Sarbanes-Oxley 404 Audits)	50%	25%	20%	Subjective evaluation by the Audit Committee.

Develop a process that allows testing to be done only once without negatively impacting the scope of work. Restructure the reporting processes to take this into account. Use on two major operational audits.

						Target achieved plus rewrite the operation manual and institute on all operational/financial audits after July, 2005.	Subjective evaluation by the Audit Committee. Target and exceeds targets have been accomplished.

Evaluation of quantitative processes for developing functional risk rating for audits	40%	25%	20%	Subjective evaluation by the Audit Committee.	Formally evaluate two of the models available that use quantitative measures and expanded risk attributes. Compare against the results from the current non-quantitative process and make a recommendation to the Audit Committee.	Target achieved plus implement a new and more detailed process of risk assessment to base the 2006 audit plan on using the method approved by the Audit Committee.	Subjective evaluation by the Audit Committee. Target and exceeds targets have been accomplished.

Individual Goal 1 to 3 individual goals	10%	50%	60%

Total	100%	100%	100%

Award Determination

Awards will be based on success in achieving the key business goals. In the case of the two Audit Department goals, the same achievement measures apply to all participants. At yearend, accomplishments will be assessed and a percent of achievement will be determined for each goal.

Percent of Achievement Scale	Achievement Levels
0% - 200%	200%	= Far Exceeds Target
	150%	= Exceeds Target
	100%	= Target
	75-99%	= Threshold

For each goal, the percent of achievement will be multiplied by the appropriate weights. The weighted achievements will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement that can not exceed 200%. Performance from 75-99% (threshold level) is below the target achievement level and therefore will result in an award less than the target award. No awards will be paid for performance between 0-74%.

Award Opportunity

The Board of Directors has the discretion to approve awards for achievement below 75% total weighted achievement. The total weighted achievement for any one participant cannot exceed 200%.

Award Ranges as a Percent of Base Salary

Total Weighted Achievement	SVP	VP	AVP
200%	50%	35%	20%
150-199%	37-49%	27-34%	15-19%
100-149%	25-36%	18-26%	10-14%
75-99%	12-24%	9-17%	5-9%
0-74%	Award at the discretion of the Board of Directors

Example of how award is calculated for a Vice President

Goal	Goal Weight	Percent of Achievement	Total Weighted Achievement
Institute process audits	25% X	200% =	50%
Create internal control assessment process	25% X	100% =	25%
Individual Goal(s)	50% X	150% =	75%

	100%		150%

	Total Weighted Achievement	Award as a % of 2005 Base Salary
	150%	27%

APPROVAL OF INCENTIVES

All recommended incentive awards must be approved by the Audit Committee and the Board of Directors prior to payment. The Audit Committee and the Board of Directors have full discretion to modify any and all incentive payments. The Audit Committee Chairperson will make award recommendations to the Board of Directors at the January 2006 Board meeting.